                                                                      Exhibit 11


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 Computation of Per Share Earnings (Unaudited)
                                 (In millions)


                                                      Three Months
Primary earnings per share                           Ended March 31,
- --------------------------                          ----------------

                                                    1995         1994
                                                    ----         ----
Primary earnings:

Net income                                          $38.4        $15.3

Less ESOP preferred dividend, net of                 (1.5)        (1.7)
 tax benefit                                        -----        -----

Net income                                          $36.9        $13.6
                                                    =====        =====

Primary shares:

Weighted average shares outstanding                  24.3         19.2

Weighted average common share equivalents
   assuming the conversion of Series A
   Conversion Preferred Stock at the date of
   issuance                                             -          2.7
                                                    -----        -----

Primary shares                                       24.3         21.9
                                                    =====        =====

Primary net income per common share                 $1.52        $0.62
                                                    =====        =====

Fully diluted earnings per share
- --------------------------------

Fully diluted earnings:

Net income                                          $38.4        $15.3

Less additional ESOP contribution                    (0.7)        (0.7)
                                                    -----        -----
Net income                                          $37.7        $14.6
                                                    =====        =====

Fully diluted shares:

Weighted average number of common shares
   outstanding and common stock equivalents          24.3         21.9

Dilutive effect of ESOP preferred stock               1.5          1.6
                                                    -----        -----

Fully diluted shares                                 25.8         23.5
                                                    =====        =====

Fully diluted net income per common share           $1.46        $0.62
                                                    =====        =====
